Exhibit 99.1
The following represents a textual representation of the transcript of the webcast conference call held on November 14, 2005.
Moderator:
[Operator’s Instructions]
Colin Goddard:
Good Afternoon everybody and welcome to today’s brief conference call during which we are going to summarize the closing of the Eyetech transaction and provide for you a timetable through which we will communicate the progress of the integration and provide a clear set of goals and guidance for the newly combined company as we enter 2006. Joining me today I have Mike Atieh, our Chief Financial Officer and Kathy Galante, head of IR and PR.
We closed the transaction this morning and Eyetech shareholders will now receive $15 per share in cash and 0.12275 OSI shares for each Eyetech share owned as of the closing date.
We will now begin the process of integrating the Eyetech business into OSI. As Eyetech recently reported, and net of certain one-time charges, the Eyetech business turned profitable in the 3rd Quarter, and we anticipate, following some immediate integration costs, that we will see a cash flow benefit from the transaction in 2006.
This transaction positions OSI as a scientifically strong and financially diversified biotechnology company. The newly combined company is focused in three therapeutic disease areas of significant market potential: oncology, eye diseases and diabetes, and will allow us to effectively leverage our core expertise in drug discovery and development. We now have two major marketed products in Tarceva® and Macugen® and a robust product pipeline offering both new indications for the marketed products and novel therapeutics in all three disease areas.
As investors will have noted from successive Eyetech and OSI press releases last week the closing of the transaction was delayed by two business days. Last week, just three days prior to the anticipated closing of the transaction, Genentech announced top line Phase III data for Lucentis in a second Phase III trial named ANCHOR. Although we expected the ANCHOR study to meet its end-points, the data were impressive; and appropriately, given the concerns that have been expressed by many of our shareholders concerning the Eyetech acquisition and the intense scrutiny that has surrounded this transaction, our Board of Directors chose to take the two extra days available to us under our merger agreement with Eyetech to fully digest and debate the potential impact of this new data and other recent developments in the AMD marketplace on the thesis surrounding the acquisition. In addition to the data itself, Genentech also announced that it would be making Lucentis available to all patients in the ANCHOR study and re-affirmed that it would be filing its BLA for Lucentis with the FDA in December and seeking priority review. We now believe that the strength of the Lucentis data increases the likelihood that Genentech will receive priority review and that Lucentis may therefore be launched into the U.S. market in 2006. Should this occur it will inevitably have some impact on our 2006 assumptions for Macugen sales in the U.S. and we believe our Board had a fiduciary obligation to our shareholders to examine these developments fully prior to concluding the transaction. On Saturday our Board met, at length, to accomplish this and unanimously reaffirmed that the closing of the Eyetech transaction was in the best interests of our shareholders.
While we believe that the increased probability of a 2006 Lucentis launch may have some bearing on Macugen sales, we also believe strongly that, as we have previously stated, there is still much to unfold in the emerging wet age related macular degeneration market. Only when the full efficacy and safety profiles of the competitive agents are fully elucidated through extensive clinical trials and with widespread use in the market will we all be able to fully understand the relative benefits of the respective competitive agents in meeting the needs of patients who suffer from this serious disease. We have a healthy respect for the emerging competitive threat posed by the pan-VEGF targeted Lucentis, but we also continue to believe that there is a meaningful place in the AMD marketplace for a highly selective VEGF targeted agent like Macugen that has demonstrated, in both clinical trials and through widespread use in the marketplace, solid efficacy in the treatment of wet-AMD — and most importantly in early lesions — and has also established an outstanding safety profile.
We believe that Tarceva and Macugen are two of the most exciting and novel biotech products launched in recent years. With Macugen serving as an important second brand to our flagship anti-cancer product Tarceva, and the combined revenue flows supporting our ability to continue to build our portfolio and pipeline, we believe that we have established the strategic foundation from which to build a fine company.
Our focus now switches to execution on that strategy. Sound management and good execution on an integration and operating plan are now the prerequisites to maximizing the assets and strengths we believe to be inherent in the new company. With that in mind, we want to share with you a communication plan through which we will keep investors apprised of our integration plan and the goals of the new company as we enter 2006.
The first part of this will be a conference call that we will host at 8:00 am on November 21, 2005 when we will brief investors on the progress of the integration plan and provide a summary of the projected savings that we see emerging through this process of combining two previously public companies into one. Following on from this we intend to host a major research analyst’s day in February in New York during which we will provide a detailed summary of the Company’s strategic and financial goals for 2006 and provide a drill-down into our R&D portfolio and our plans to optimize and develop the Company’s R&D assets and two leading brands Tarceva and Macugen.
We look forward to sharing this information with the investment community on a timely basis as we execute upon our integration and business planning exercise and demonstrate, through our actions, that the Company is en route to a promising future.
Thank you, and with that Sherry I will take a few questions from the audience.
Moderator:
[Operator provides instructions for question and answer session.]
Eric Ende:
Thanks for taking the question. Given that 2005 sales are, I forget the exact guidance, I think $190 million, and now you do believe that Lucentis is actually going to get into the market in 2006, I want to get a sense as to how you’re thinking about Macugen sales, in ‘06 relative to ‘05.
Colin Goddard:
Eric, to be clear, we believe the probability has gone up, that Lucentis will enter the market in 2006. Of course, we’ll only know that following the application, the filing of the NDA or BLA, by Genentech and the 60-day notice period will have had to expire until we hear from the FDA whether they’ll accept it for priority review. The exercise now of modeling all of the scenarios that might arise from the launch date of Lucentis shifting in one direction or the other will be thoroughly evaluated over the coming weeks and months. And as I said, our intent at the moment is, as we go into next year, to give you really updated guidance in a very thorough manner on all aspects of the financials. So we haven’t really modeled . . .
Eric Ende:
So that has not been evaluated at this point?
Colin Goddard:
It certainly has been evaluated but before we would want to communicate our guidance, we would want to scrub that, fully understand that, and run the various scenarios that could unfold timing-wise.
Eric Ende:
But shouldn’t those scenarios have been run prior to executing this acquisition; and therefore, you should know those numbers?
Colin Goddard:
Those scenarios in many forms have been run, but as I say I think what we want to do is fine tune all of that before we communicate our updated guidance.
Eric Ende:
O.K.
Moderator:
[Operator concludes question and answer session.]
Colin Goddard:
[Dr. Goddard concludes conference call.]